EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
Executive Vice President &
   Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP REPORTS FIRST QUARTER 2014 RESULTS

1Q 2014 Highlights
Net income increases 37.3% versus first quarter 2013
Total loans outstanding increases by 5.7% versus fourth quarter 2013 and 37.0% versus first quarter 2013
Average cost of funds declines to 0.17% in first quarter 2014
Core net interest margin improves to 4.12% in first quarter 2014 from 3.92% in fourth quarter 2013
Total non-accrual loans decline to 1.24% of total loans in first quarter 2014 from 1.42% in fourth quarter 2013 and 1.75% in first quarter 2013

Riverhead, New York, April 23, 2014 — Suffolk Bancorp (the “Company”) (NASDAQ - SUBK), parent company of Suffolk County National Bank (the “Bank”), today reported net income for the first quarter of 2014 of $3.7 million, or $0.32 per diluted common share, compared to $2.7 million, or $0.23 per diluted common share, a year ago.

The 37.3% improvement in first quarter 2014 earnings versus 2013 resulted from several factors, most notably a $1.6 million increase in net interest income in 2014 coupled with a reduction in total operating expenses of $492 thousand. Partially offsetting these positive factors was a $250 thousand increase in the provision for loan losses in the first quarter of 2014 versus the comparable 2013 period, a reduction in non-interest income of $225 thousand and an increase in the Company’s effective tax rate in 2014.

President and CEO Howard C. Bluver stated, “We experienced a strong start to the year during the first quarter and I am pleased that the momentum we saw throughout 2013 in our core businesses has continued into 2014.

“First, our lending businesses continue to perform very well. Quarter over quarter sequential growth in our loan portfolio was approximately $61 million in the first quarter, from $1.07 billion at the end of 2013 to $1.13 billion at March 31, 2014, a 5.7% quarterly growth rate. Considering the unusually harsh weather experienced in all our local markets that adversely affected so many of our customers’ operations throughout the first quarter, this performance is particularly noteworthy. Just as important, our pipeline of potential new business is robust, particularly in the recently opened Melville and Garden City loan production offices. The expansion strategy we have consistently articulated, which is to protect and enhance our eastern Long Island lending franchise while aggressively expanding west into attractive markets in Nassau County and New York City, is working well and we are clearly building market share.

“Second, our deposit business performed particularly well during the quarter. Although the first quarter is traditionally the slowest time of the year for our deposit business because of the seasonality associated with the east end of Long Island, including the

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Hamptons, we generated significant growth in demand deposits compared to the same period in 2013. Total demand deposits at March 31, 2014 were $633 million, compared to $558 million at March 31, 2013, an increase of 14%. This growth was achieved in spite of the closure of two branches in late 2013 and four branches in the first quarter of 2014. Many new commercial loan customers are also moving their deposit relationships to us, which is the primary reason why 42% of our total deposits are demand deposits. This core base of demand deposits drives our extraordinarily low cost of funds, which in the first quarter was 17 basis points and a significant component of our strong 4.21% net interest margin.”

Mr. Bluver continued, “Third, credit quality during the first quarter was strong. Notwithstanding the robust loan growth we are experiencing, we never lose sight of the fact that a pre-condition to achieving the kind of financial performance that benefits all constituencies is maintaining strong credit quality. In this regard, total non-accrual loans at March 31, 2014 declined to $14 million, or 1.24% of total loans, compared to $15 million, or 1.42% of total loans, at the end of 2013. We also saw improvement in our criticized and classified loan book, which came in at $40 million at March 31, 2014, compared to $43 million at the end of 2013 and $85 million at March 31, 2013. Early delinquencies (30-89 days past due), which we manage aggressively as a potential harbinger of future credit issues, continue to be well controlled at 33 basis points at March 31, 2014. We also believe we are well reserved given the risks in our loan portfolio and the economic environment in our markets. Our allowance for loan losses at March 31, 2014 was $18 million, or 1.57% of total loans and 126% of total non-accrual loans.

“Finally, we are also seeing reductions in aggregate expense levels. We have worked hard over the past two years to identify expense reductions in order to offset the increased investments needed to support our western expansion. We are now beginning to see these efforts bear fruit. Notwithstanding the need to hire experienced lenders, secure new office space and implement important systems upgrades as we expand into Nassau County and New York City, total expense levels are coming down. We will continue to work diligently to improve our efficiency ratio and are confident we will be able to do so over a reasonable period of time.”

Performance and Other Highlights
•
Asset Quality – Total non-accrual loans, excluding loans categorized as held for sale, were $14 million or 1.24% of loans outstanding at March 31, 2014 versus $15 million or 1.42% of loans outstanding at December 31, 2013 and $14 million or 1.75% of loans outstanding at March 31, 2013. Total accruing loans delinquent 30 days or more were 0.33% of loans outstanding at March 31, 2014 and December 31, 2013 versus 0.80% of loans outstanding at March 31, 2013. Net loan recoveries of $224 thousand were recorded in the first quarter of 2014 versus net loan charge-offs of $1.6 million in the fourth quarter of 2013 and net loan recoveries of $53 thousand in the first quarter of 2013. The allowance for loan losses totaled $18 million at March 31, 2014, $17 million at December 31, 2013 and $18 million at March 31, 2013, representing 1.57%, 1.62% and 2.16% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans, excluding non-accrual loans categorized as held for sale, was 126%, 114% and 124% at March 31, 2014, December 31, 2013 and March 31, 2013, respectively. The Company held no other real estate owned (“OREO”) at March 31, 2014 and December 31, 2013.  OREO totaling $372 thousand was held at March 31, 2013.

•
Capital Strength – The Company’s capital ratios exceed all regulatory requirements. The Company’s Tier 1 leverage ratio was 10.27% at March 31, 2014 versus 9.81% at December 31, 2013 and 9.83% at March 31, 2013. The Company’s total risk-based capital ratio was 14.82% at March 31, 2014 versus 15.02% at December 31, 2013 and 17.63% at March 31, 2013. The Company’s tangible common equity ratio (non-GAAP financial measure) was 9.99% at March 31, 2014 versus 9.68% at December 31, 2013 and 10.23% at March 31, 2013.

•
Core Deposits – Core deposits, consisting of demand, N.O.W., saving and money market accounts, totaled $1.3 billion at March 31, 2014, $1.3 billion at December 31, 2013 and $1.2 billion at March 31, 2013. Core deposits represented 85%, 85% and 82% of total deposits at March 31, 2014, December 31, 2013 and March 31, 2013, respectively. Demand deposits increased by 0.8% to $633 million at March 31, 2014 versus $629 million at December 31, 2013 and increased by 13.6% versus $558 million at March 31, 2013. Demand deposits represented 42%, 42% and 40% of total deposits at March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

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•	Loans – Loans outstanding at March 31, 2014 increased by 5.7% to $1.13 billion when compared to December 31, 2013 and by 37.0% from $824 million outstanding at March 31, 2013.

•
Net Interest Margin – Net interest margin was 4.21% in the first quarter of 2014 versus 4.06% in the fourth quarter of 2013 and 3.95% in the first quarter of 2013. Excluding the receipt of interest income on loans returning to accrual status, the Company’s core net interest margin was 4.12% in the first quarter of 2014. The average cost of funds improved to 0.17% in the first quarter of 2014 versus 0.18% in the fourth quarter of 2013 and 0.22% in the first quarter of 2013.

•
Performance Ratios – Return on average assets and return on average common stockholders’ equity were 0.89% and 8.81%, respectively, in the first quarter of 2014 versus 0.77% and 8.03%, respectively, in the fourth quarter of 2013, and 0.69% and 6.69%, respectively, in the first quarter of 2013.

Earnings Summary for the Quarter Ended March 31, 2014
The Company recorded net income of $3.7 million during the first quarter of 2014 versus $2.7 million in the comparable 2013 period. The improvement in 2014 net income resulted principally from a $1.6 million increase in net interest income in the first quarter of 2014 coupled with a decline in total operating expenses of $492 thousand. Partially offsetting these positive factors was a $250 thousand increase in the provision for loan losses in the first quarter of 2014, resulting from growth in loans outstanding, a reduction in non-interest income of $225 thousand and an increase in the effective tax rate in 2014.

The $1.6 million or 11.9% improvement in first quarter 2014 net interest income resulted from a $70 million increase in average total interest-earning assets, coupled with a 26 basis point improvement in the Company’s net interest margin to 4.21% in 2014 versus 3.95% in 2013. The Company’s first quarter 2014 average total interest-earning asset yield was 4.38% versus 4.16% for the comparable 2013 period. Despite lower average yields on the Company’s investment and loan portfolios, down 21 basis points and 86 basis points, respectively, in 2014 versus 2013, the Company’s average balance sheet mix continued to improve as average loans increased by $299 million (38.0%) versus first quarter 2013 and low-yielding overnight interest-bearing deposits declined by $231 million (79.3%) during the same period. Liquid investments represented 4% of average total interest-earning assets in the first quarter of 2014 versus 20% a year ago. The average securities portfolio increased by $2 million to $415 million in the first quarter of 2014 versus the comparable 2013 period. At March 31, 2014, the securities portfolio had an unrealized pre-tax gain of $950 thousand and an estimated weighted average life of 5.3 years.

The Company’s average cost of total interest-bearing liabilities declined by eight basis points to 0.29% in the first quarter of 2014 versus 0.37% in the first quarter of 2013. The Company’s total cost of funds, among the lowest in the industry, declined to 0.17% in the first quarter of 2014 from 0.22% a year ago. The Company’s lower funding cost resulted largely from average core deposits of $1.3 billion in 2014, with average demand deposits representing 41% of first quarter average total deposits. Total deposits increased by $120 million or 8.5% to $1.5 billion at March 31, 2014 compared to March 31, 2013.  Core deposit balances, which represented 85.0% of total deposits at March 31, 2014, grew by $141 million or 12.2% during the same period.

The $250 thousand provision for loan losses recorded during the first quarter of 2014 was due to the growth in the loan portfolio experienced during the past twelve months. The Company did not record a provision for loan losses in the first quarter of 2013.

Non-interest income declined by $225 thousand in the first quarter of 2014 versus the comparable 2013 period.  This decrease was principally due to net gains on the sale of securities available for sale ($359 thousand) and on the sale of portfolio loans ($442 thousand) recorded in the first quarter of 2013. No such gains were recorded in 2014. Also contributing to the reduction in non-interest income in the first quarter of 2014 was a decline in the net gain on the sale of mortgage loans originated for sale of $433 thousand or 82.3% resulting from the negative impact of higher mortgage rates on sale and refinance activity in the local housing market. Somewhat offsetting these negative factors was a $642 thousand gain on the sale of the Mattituck branch building during the first quarter of 2014. This branch was closed in February 2014. Also offsetting the aforementioned reductions in non-interest income was a $354 thousand increase in income from the Company’s investment in Bank Owned Life Insurance (“BOLI”).  The Company had no BOLI investment prior to June 2013.

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Total operating expenses declined by $492 thousand or 3.6% in the first quarter of 2014 versus 2013 as the result of reductions in several categories, most notably other operating expenses (down $349 thousand), occupancy (down $109 thousand), equipment (down $123 thousand), FDIC assessment (down $250 thousand) and branch consolidation costs (down $170 thousand). The reduction in other operating expenses resulted primarily from lower OREO expenses and reduced costs associated with fees and subscriptions and property appraisals. The credit to branch consolidation costs in the first quarter of 2014 resulted from a better than expected outcome on a lease termination negotiation for one of the Bank’s closed branches where an expense was recorded in the fourth quarter of 2013.  Partially offsetting the foregoing improvements were increases in employee compensation and benefits, data processing and accounting and audit fees of $279 thousand, $106 thousand and $87 thousand, respectively.

The Company recorded income tax expense of $1.1 million in the first quarter of 2014 resulting in an effective tax rate of 23.0% versus an income tax expense of $483 thousand and an effective tax rate of 15.1% in the comparable period a year ago. The increase in the Company’s effective tax rate in 2014 versus 2013 resulted from growth in taxable income that is taxed at the Company’s marginal rate of 39%.

Asset Quality
Non-accrual loans, excluding loans categorized as held for sale, totaled $14 million or 1.24% of total loans outstanding at March 31, 2014 versus $15 million or 1.42% of loans outstanding at December 31, 2013 and $14 million or 1.75% of loans outstanding at March 31, 2013.  The allowance for loan losses as a percentage of total non-accrual loans amounted to 126% at March 31, 2014 versus 114% at December 31, 2013 and 124% at March 31, 2013.

Total accruing loans delinquent 30 days or more amounted to $4 million or 0.33% of loans outstanding at March 31, 2014 versus $3 million or 0.33% of loans outstanding at December 31, 2013 and $7 million or 0.80% of loans outstanding at March 31, 2013.

Total criticized and classified loans were $40 million at March 31, 2014, $43 million at December 31, 2013 and $85 million at March 31, 2013. Criticized loans are those loans that are not classified but require some degree of heightened monitoring. Classified loans were $33 million at March 31, 2014, $37 million at December 31, 2013 and $54 million at March 31, 2013. The allowance for loan losses as a percentage of total classified loans was 53%, 47% and 33%, respectively, at the same dates.

At March 31, 2014, the Company had $16 million in troubled debt restructurings (“TDRs”), primarily consisting of commercial and industrial loans, commercial real estate loans and residential mortgages totaling $6 million, $6 million and $4 million, respectively. The Company had TDRs amounting to $16 million at December 31, 2013 and March 31, 2013.

At March 31, 2014, the Company’s allowance for loan losses amounted to $18 million or 1.57% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.62% at December 31, 2013 and 2.16% at March 31, 2013.

Net loan recoveries of $224 thousand were recorded in the first quarter of 2014 versus net loan charge-offs of $1.6 million in the fourth quarter of 2013 and net loan recoveries of $53 thousand in the first quarter of 2013. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, (0.08%) for the first quarter of 2014, 0.61% for the fourth quarter of 2013 and (0.03%) for the first quarter of 2013.

The Company held no OREO at March 31, 2014 and December 31, 2013. The Company held OREO amounting to $372 thousand at March 31, 2013.

Capital
Total stockholders’ equity was $174 million at March 31, 2014 compared to $167 million at December 31, 2013 and $166 million at March 31, 2013. The increase in stockholders’ equity versus December 31, 2013 was due to a combination of net income recorded during the first quarter of 2014 coupled with a $3 million decrease in accumulated other comprehensive loss, net of tax. The decrease in accumulated other comprehensive loss at March 31, 2014 resulted from the positive impact of a reduction in interest rates in 2014 on the value of the Company’s available for sale investment portfolio and the transfer of $31 million in investment securities from available for sale to held to maturity during the first quarter of 2014. The increase in stockholders’ equity versus March 31, 2013

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reflects the Company’s net income during the past twelve months partially offset by a $6 million decrease in accumulated other comprehensive income, net of tax.

The Company’s return on average common stockholders’ equity was 8.81% for the three months ended March 31, 2014 versus 6.69% for the comparable 2013 period.

The Bank’s Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios were 10.20%, 13.48% and 14.73%, respectively, at March 31, 2014. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

The Company’s capital ratios exceeded all regulatory requirements at March 31, 2014. The Company’s tangible common equity to tangible assets ratio (non-GAAP financial measure) was 9.99% at March 31, 2014 versus 9.68% at December 31, 2013 and 10.23% at March 31, 2013.

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 25 branch offices in Nassau and Suffolk Counties, New York. For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure
This discussion includes a non-GAAP financial measure of the Company’s tangible common equity (“TCE”) ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company believes that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995
Certain statements contained in this discussion are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: increased capital requirements mandated by the Company’s regulators; the Company’s ability to raise capital; competitive factors, including price competition; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations or changes in law, regulations or regulatory practices; the Company’s ability to attract and retain key management and staff; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses; and a failure by the Company to meet the deadlines under SEC rules for filing its periodic reports (or any permitted extension thereof). Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any

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forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

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CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands, except per share data)

	March 31, 2014	December 31, 2013	March 31, 2013
ASSETS
Cash and cash equivalents
Cash and non-interest-bearing deposits due from banks	$52,422	$69,065	$35,292
Interest-bearing deposits due from banks	33,743	62,287	267,237
Federal funds sold	1,038	1,000	1,150
Total cash and cash equivalents	87,203	132,352	303,679
Interest-bearing time deposits in other banks	10,000	10,000	-
Federal Reserve Bank, Federal Home Loan Bank and other stock	2,863	2,863	3,043
Investment securities:
Available for sale, at fair value	364,148	400,780	413,277
Held to maturity (fair value of $46,008, $12,234 and $8,662, respectively)	45,479	11,666	7,871
Total investment securities	409,627	412,446	421,148
Loans	1,129,818	1,068,848	824,399
Allowance for loan losses	17,737	17,263	17,834
Net loans	1,112,081	1,051,585	806,565
Loans held for sale	190	175	2,494
Premises and equipment, net	24,523	25,261	27,299
Bank owned life insurance	44,109	38,755	-
Deferred taxes	12,269	13,953	11,656
Income tax receivable	-	-	5,349
Other real estate owned ("OREO")	-	-	372
Accrued interest and loan fees receivable	6,322	5,441	5,746
Goodwill and other intangibles	2,994	2,978	2,853
Other assets	3,635	4,007	3,722
TOTAL ASSETS	$1,715,816	$1,699,816	$1,593,926

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$633,496	$628,616	$557,712
Saving, N.O.W. and money market deposits	661,599	656,366	596,230
Time certificates of $100,000 or more	164,373	158,337	173,918
Other time deposits	63,966	66,742	75,898
Total deposits	1,523,434	1,510,061	1,403,758
Unfunded pension liability	167	258	7,765
Capital leases	4,588	4,612	4,675
Other liabilities	13,456	17,687	12,172
TOTAL LIABILITIES	1,541,645	1,532,618	1,428,370
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized; 13,738,752 shares issued at March 31, 2014 and December 31, 2013, 13,732,085 shares issued at March 31, 2013; 11,573,014 shares outstanding at March 31, 2014
and December 31, 2013, 11,566,347 shares outstanding at March 31, 2013)	34,348	34,348	34,330
Surplus	43,445	43,280	42,710
Retained earnings	105,993	102,273	92,264
Treasury stock at par (2,165,738 shares)	(5,414)	(5,414)	(5,414)
Accumulated other comprehensive (loss) income, net of tax	(4,201)	(7,289)	1,666
TOTAL STOCKHOLDERS' EQUITY	174,171	167,198	165,556
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,715,816	$1,699,816	$1,593,926

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CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
INTEREST INCOME
Loans and loan fees	$12,877	$11,082
U.S. Government agency obligations	628	333
Obligations of states and political subdivisions	1,505	1,500
Collateralized mortgage obligations	250	835
Mortgage-backed securities	501	365
Corporate bonds	90	117
Federal funds sold and interest-bearing deposits due from banks	46	173
Dividends	38	39
Total interest income	15,935	14,444
INTEREST EXPENSE
Saving, N.O.W. and money market deposits	292	286
Time certificates of $100,000 or more	234	300
Other time deposits	111	182
Total interest expense	637	768
Net interest income	15,298	13,676
Provision for loan losses	250	-
Net interest income after provision for loan losses	15,048	13,676
NON-INTEREST INCOME
Service charges on deposit accounts	1,003	924
Other service charges, commissions and fees	679	710
Fiduciary fees	279	273
Net gain on sale of securities available for sale	-	359
Net gain on sale of portfolio loans	-	442
Net gain on sale of mortgage loans originated for sale	93	526
Net gain on sale of branch building	642	-
Income from bank owned life insurance	354	-
Other operating income	42	83
Total non-interest income	3,092	3,317
OPERATING EXPENSES
Employee compensation and benefits	8,861	8,582
Occupancy expense	1,435	1,544
Equipment expense	449	572
Consulting and professional services	551	573
FDIC assessment	267	517
Data processing	573	467
Accounting and audit fees	108	21
Branch consolidation costs	(170)	-
Reserve and carrying costs related to Visa shares sold	59	-
Other operating expenses	1,176	1,525
Total operating expenses	13,309	13,801
Income before income tax expense	4,831	3,192
Income tax expense	1,111	483
NET INCOME	$3,720	$2,709

EARNINGS PER COMMON SHARE - BASIC	$0.32	$0.23
EARNINGS PER COMMON SHARE - DILUTED	$0.32	$0.23

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CONSOLIDATED STATEMENTS OF OPERATIONS
QUARTERLY TREND
(unaudited, dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
INTEREST INCOME
Loans and loan fees	$12,877	$12,829	$11,464	$11,250	$11,082
U.S. Government agency obligations	628	607	592	480	333
Obligations of states and political subdivisions	1,505	1,509	1,477	1,489	1,500
Collateralized mortgage obligations	250	295	386	546	835
Mortgage-backed securities	501	514	518	474	365
Corporate bonds	90	91	92	96	117
Federal funds sold and interest-bearing deposits due from banks	46	89	140	189	173
Dividends	38	35	36	36	39
Total interest income	15,935	15,969	14,705	14,560	14,444
INTEREST EXPENSE
Saving, N.O.W. and money market deposits	292	302	308	294	286
Time certificates of $100,000 or more	234	254	280	294	300
Other time deposits	111	126	145	159	182
Total interest expense	637	682	733	747	768
Net interest income	15,298	15,287	13,972	13,813	13,676
Provision for loan losses	250	1,250	-	-	-
Net interest income after provision for loan losses	15,048	14,037	13,972	13,813	13,676
NON-INTEREST INCOME
Service charges on deposit accounts	1,003	961	964	951	924
Other service charges, commissions and fees	679	839	928	813	710
Fiduciary fees	279	269	279	263	273
Net gain on sale of securities available for sale	-	8	3	33	359
Net gain on sale of portfolio loans	-	-	-	3	442
Net gain on sale of mortgage loans originated for sale	93	89	142	305	526
Net gain on sale of branch building	642	404	-	-	-
Gain on Visa shares sold	-	3,930	3,836	-	-
Income from bank owned life insurance	354	356	357	42	-
Other operating income	42	283	78	54	83
Total non-interest income	3,092	7,139	6,587	2,464	3,317
OPERATING EXPENSES
Employee compensation and benefits	8,861	9,053	8,709	6,746	8,582
Occupancy expense	1,435	1,709	1,585	1,658	1,544
Equipment expense	449	665	616	557	572
Consulting and professional services	551	782	735	573	573
FDIC assessment	267	231	373	524	517
Data processing	573	567	607	749	467
Accounting and audit fees	108	153	152	178	21
Branch consolidation costs	(170)	1,614	460	-	-
Reserve and carrying costs related to Visa shares sold	59	515	474	-	-
Other operating expenses	1,176	1,693	1,379	1,707	1,525
Total operating expenses	13,309	16,982	15,090	12,692	13,801
Income before income tax expense	4,831	4,194	5,469	3,585	3,192
Income tax expense	1,111	866	1,557	816	483
NET INCOME	$3,720	$3,328	$3,912	$2,769	$2,709

EARNINGS PER COMMON SHARE - BASIC	$0.32	$0.29	$0.34	$0.24	$0.23
EARNINGS PER COMMON SHARE - DILUTED	$0.32	$0.29	$0.34	$0.24	$0.23

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STATISTICAL SUMMARY
(unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
EARNINGS:
Earnings per common share - diluted	$0.32	$0.23
Net income	3,720	2,709
Net interest income	15,298	13,676
Cash dividends per common share	-	-

AVERAGE BALANCES:
Total assets	$1,695,486	$1,600,154
Loans	1,088,253	788,788
Investment securities	415,385	413,591
Interest-earning assets	1,567,052	1,497,465
Demand deposits	610,739	562,281
Core deposits (1)	1,279,680	1,162,993
Total deposits	1,505,871	1,409,139
Borrowings	-	23
Stockholders' equity	171,192	164,310
Common shares outstanding	11,573,014	11,566,347

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.89%	0.69%
Return on average stockholders' equity	8.81%	6.69%
Average stockholders' equity/average assets	10.10%	10.27%
Average loans/average deposits	72.27%	55.98%
Average core deposits/average deposits	84.98%	82.53%
Average demand deposits/average deposits	40.56%	39.90%
Net interest margin (FTE)	4.21%	3.95%
Operating efficiency ratio (2)	67.98%	80.75%

(1) Total deposits less interest-bearing certificates of deposit.
(2) The operating efficiency ratio is calculated by dividing operating expenses, excluding net gains and losses on sales and writedowns of OREO, by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on sales of portfolio loans and available for sale securities.

PRESS RELEASE April 23, 2014 Page 11 of 13

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands, except per share data)

	Periods Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
CAPITAL RATIOS:
Tier 1 leverage ratio	10.27%	9.81%	9.83%
Tier 1 risk-based capital ratio	13.57%	13.77%	16.37%
Total risk-based capital ratio	14.82%	15.02%	17.63%
Tangible common equity ratio (1)	9.99%	9.68%	10.23%

EQUITY:
Common shares outstanding	11,573,014	11,573,014	11,566,347
Stockholders' equity	$174,171	$167,198	$165,556
Book value per common share	15.05	14.45	14.31
Tangible common equity	171,177	164,220	162,703
Tangible book value per common share	14.79	14.19	14.07

LOAN DISTRIBUTION (2):
Commercial and industrial	$165,019	$171,199	$187,775
Commercial real estate	489,958	469,357	364,023
Multifamily	221,841	184,624	35,247
Real estate construction	14,940	6,565	14,075
Residential mortgages	173,347	169,552	146,967
Home equity	55,250	57,112	63,463
Consumer	9,463	10,439	12,849
Total loans	$1,129,818	$1,068,848	$824,399

(1) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of March 31, 2014, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$174,171
Less: intangible assets	(2,994)
Tangible common equity	$171,177

Total assets	$1,715,816
Less: intangible assets	(2,994)
Tangible assets	$1,712,822

(2) Excluding loans held for sale.

PRESS RELEASE April 23, 2014 Page 12 of 13

ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Non-performing assets (1):
Non-accrual loans:
Commercial and industrial	$4,843	$5,014	$9,947	$9,597	$6,746
Commercial real estate	6,936	7,492	9,505	4,227	3,972
Real estate construction	-	-	-	-	840
Residential mortgages	1,840	1,897	1,929	2,617	2,336
Home equity	431	647	1,063	664	514
Consumer	9	133	133	78	12
Total non-accrual loans	14,059	15,183	22,577	17,183	14,420
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	14,059	15,183	22,577	17,183	14,420
Non-accrual loans held for sale	-	-	-	-	-
OREO	-	-	-	-	372
Total non-performing assets	$14,059	$15,183	$22,577	$17,183	$14,792
Total non-accrual loans/total loans (2)	1.24%	1.42%	2.26%	1.92%	1.75%
Total non-performing loans/total loans (2)	1.24%	1.42%	2.26%	1.92%	1.75%
Total non-performing assets/total assets	0.82%	0.89%	1.31%	1.04%	0.93%

Troubled debt restructurings (2) (3)	$16,076	$16,085	$14,950	$15,861	$16,237

Activity in the allowance for loan losses:
Balance at beginning of period	$17,263	$17,619	$17,293	$17,834	$17,781
Charge-offs	(117)	(2,136)	(141)	(1,464)	(359)
Recoveries	341	530	467	923	412
Net recoveries (charge-offs)	224	(1,606)	326	(541)	53
Provision for loan losses	250	1,250	-	-	-
Balance at end of period	$17,737	$17,263	$17,619	$17,293	$17,834
Allowance for loan losses/non-accrual loans (1) (2)	126%	114%	78%	101%	124%
Allowance for loan losses/non-performing loans (1) (2)	126%	114%	78%	101%	124%
Allowance for loan losses/total loans (1) (2)	1.57%	1.62%	1.76%	1.93%	2.16%

Net (recoveries) charge-offs:
Commercial and industrial	$(177)	$703	$(330)	$368	$49
Commercial real estate	(12)	301	58	(1)	(72)
Residential mortgages	(4)	52	(4)	74	(1)
Home equity	(27)	533	(5)	(1)	(1)
Consumer	(4)	17	(45)	101	(28)
Total net (recoveries) charge-offs	$(224)	$1,606	$(326)	$541	$(53)
Net (recoveries) charge-offs (annualized)/average loans	(0.08%)	0.61%	(0.14%)	0.26%	(0.03%)

Delinquencies and non-accrual loans as a % of total loans (1):
Loans 30 - 59 days past due	0.32%	0.29%	0.31%	0.31%	0.69%
Loans 60 - 89 days past due	0.01%	0.04%	0.15%	0.13%	0.11%
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total accruing past due loans	0.33%	0.33%	0.46%	0.44%	0.80%
Non-accrual loans	1.24%	1.42%	2.26%	1.92%	1.75%
Total delinquent and non-accrual loans	1.57%	1.75%	2.72%	2.36%	2.55%

(1) At period end.
(2) Excluding loans held for sale.
(3) Troubled debt restructurings on non-accrual status included here and also included in total non-accrual loans are $5,445, $5,438, $4,926, $6,018 and $5,990 at March 31, 2014, December 31, 2013, September 30, 2013, June 30, 2013 and March 31, 2013, respectively.

PRESS RELEASE April 23, 2014 Page 13 of 13

NET INTEREST INCOME ANALYSIS
For the Three Months Ended March 31, 2014 and 2013
(unaudited, dollars in thousands)

	2014			2013
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$415,385	$3,850	3.76%	$413,591	$4,048	3.97%
Federal Reserve Bank, Federal Home Loan Bank and other stock	2,863	38	5.38	3,044	39	5.20
Federal funds sold and interest-bearing deposits	60,551	46	0.31	292,042	173	0.24
Loans (2)	1,088,253	12,976	4.84	788,788	11,082	5.70
Total interest-earning assets	1,567,052	$16,910	4.38%	1,497,465	$15,342	4.16%
Non-interest-earning assets	128,434			102,689
Total assets	$1,695,486			$1,600,154

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Saving, N.O.W. and money market deposits	$668,941	$292	0.18%	$600,712	$286	0.19%
Time deposits	226,191	345	0.62	246,146	482	0.79
Total saving and time deposits	895,132	637	0.29	846,858	768	0.37
Borrowings	-	-	-	23	-	0.36
Total interest-bearing liabilities	895,132	637	0.29	846,881	768	0.37
Demand deposits	610,739			562,281
Other liabilities	18,423			26,682
Total liabilities	1,524,294			1,435,844
Stockholders' equity	171,192			164,310
Total liabilities and stockholders' equity	$1,695,486			$1,600,154
Total cost of funds			0.17%			0.22%
Net interest rate spread			4.09%			3.79%
Net interest income/margin		16,273	4.21%		14,574	3.95%
Less tax-equivalent basis adjustment		(975)			(898)
Net interest income		$15,298			$13,676

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $876 and $898 in 2014 and 2013, respectively.
(2) Interest on loans includes the effect of a tax-equivalent basis adjustment of $99 in 2014.